PROMISSORY NOTE

$19,000,000.00 December 27, 2006

FOR VALUE RECEIVED and intending to be legally bound hereby, on or before January 31, 2007 (the "Maturity Date"), Maxim TEP, Inc., a Texas corporation (the "Borrower") promises to pay to the order of Maxim TEP Plc, a public company limited by shares registered in England under number 5685588 (the "Lender") the aggregate principal sum of NINETEEN MILLION AND NO/100 DOLLARS ($19,000,000.00), together with accrued, unpaid interest thereon at the rate of interest set forth herein and any unpaid costs and expenses payable hereunder.

A. **Terms of Note.**

1. **Disbursement of Loan.** Subject to satisfaction by the Borrower of the conditions set forth in clause C below, on the date of this Note Lender agrees on the date of this Note to make a term loan to the Borrower in the aggregate principal amount of nineteen million and no/100 dollars ($19,000,000.00) (such term loan being a "Loan") for the purposes set forth in Section D.10 hereof. Prior to the Maturity Date, Borrower may request disbursements under this Note, in amounts not to exceed, in aggregate nineteen million US dollars ($19,000,000) by submitting to Lender a Disbursement Request in the form of Exhibit A hereto, with the blanks therein appropriately completed and duly executed by Borrower, and otherwise in form and substance satisfactory to Lender. The Lender, in its sole and absolute discretion, may decline to make any disbursement requested hereunder, including, without limitation, any disbursement which does not comply with the express terms of the budget attached hereto as Exhibit B. Nothing contained in this Note constitutes an obligation or commitment to lend, all disbursements or loans hereunder or in connection herewith being at the sole and absolute discretion of the Lender, it being acknowledged hereby that Lender may decline to may any one or more loans or disbursements hereunder for any reason, or for no reason at all, as Lender may elect, all without liability, commitment or obligation of any kind to Borrower.

2. **Interest Rate.** The principal amount outstanding under this Note shall bear interest at a rate per annum equal to 8% (the "Interest Rate"). Interest shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable.

3. **Payments of Principal and Interest.** The unpaid and outstanding principal of this Note, together with all accrued but unpaid interest, shall be due and payable in full on the Maturity Date.

4. **Payments Terms.** All payments made hereunder shall be made in immediately available funds and in lawful currency of the United States of America and free

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and clear of, and without deduction or withholding for, any taxes or other payments; provided that if the Borrower or any Guarantor shall be required to deduct any taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this clause 4), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

5. **Reserved.**

6. **Default Rate**. At the Lender's option and to the extent permitted by applicable law, interest will be assessed on any amount not paid when due, whether principal or interest whether by acceleration or otherwise, or upon and during the continuance of any Event of Default, at a rate per annum(the "Default Rate") equal to the Interest Rate then applicable, plus two percent (2%) during the first thirty (30) calendar days that such Event of Default remains uncured or unwaived and thereafter, such rate of interest shall increase by two percent (2%) per annum over the rate in effect during the first thirty (30) calendar days or applicable thirty (30) day period thereafter, as the case may be, for each additional thirty (30)-day period that such Event of Default remains uncured or unwaived; *provided, however*, that in no event shall the Default Rate exceed 18% per annum.

7. **Prepayment**. The Borrower may prepay this Note in whole or in part at any time, without penalty or premium, upon not less than two Business Days' advance written notice to the Lender.

B. [Reserved].

C. Conditions to Loan. The Lender shall not be obligated to make its Loan until the Borrower shall have satisfied each of the following conditions (or any such conditions not satisfied shall have been waived by both Lenders):

1. **Loan Documents.** (a) The Borrower shall have duly authorized, executed and delivered to Lender, (i) this Note, (ii) an amendment, in form and substance satisfactory to Lender in its sole discretion, to that certain Security Agreement dated as of June 30, 2006, as amended by that certain First Amendment to Security Agreement dated as of December 7, 2006 (as amended, the "Security Agreement") between Borrower, as Debtor and Lender as Secured Party, (iii) an amendment, in form and substance satisfactory to Lender in its sole discretion, to that certain Amended and Restated Deed of Trust, Assignment of Production, Financing Statement (Personal Property including Hydrocarbons) and Fixture Filing dated as of December 27, 2006 (as amended, the "Deed of Trust") by Borrower in favor of First American Title Company as trustee for the benefit of Lender (iv) a Mortgage, Assignment, Security Agreement and Financing Statement by Borrower dated December 27, 2006, declaring and acknowledging indebtedness unto Lender (the "Louisiana Mortgage") and (v) the letter agreement dated December 27, 2006 (the "Option") granting Lender an option to purchase shares of common stock of the Borrower.

(b) Each of MTEP Land & Mineral Management, LLC, a Texas limited liability company, Axiom TEP, LLC, a Louisiana limited liability company, Medicine Lodge Energy, LLC, a Kansas limited liability company, DC Operating Co, LLC, an Arkansas limited liability company, Delhi TEP, LLC, a Louisiana limited liability company, HNM Operating Co, LLC, a New Mexico limited liability company, Mud River Energy, LLC, a Kentucky limited liability company, MTEP Technologies, LLC a Texas limited liability company, Tiger Bend Gas Pipeline, LLC, a Louisiana limited liability company, Tiger Bend Drilling, LLC, a Louisiana limited liability company, and The GasGun, LLC, a Texas limited liability company] (each, a "Guarantor" and collectively, the "Guarantors") shall have authorized, executed and delivered to Lender (i) a guarantee (a "Guarantee") of this Note in form and substance reasonably satisfactory to Lender and (ii) a security agreement (the "Guarantor Security Agreement", and together with the Security Agreement, the Deed of Trust, the Louisiana Mortgage, the Option and the Guarantees, the "Security Documents") in form and substance reasonably satisfactory to Lender.

2. **Corporate Documents**. Lender shall have received a certificate of the Secretary or Assistant Secretary of the Borrower certifying (a) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver the Note and the Security Documents, and to enter into the transactions contemplated in those documents, (b) the officers of the Borrower (i) who are authorized to sign such documents and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Note and the transactions contemplated hereby, (c) specimen signatures of such authorized officers, and (d) the articles or certificate of incorporation and bylaws of the Borrower, certified as being true and complete.

Lender shall have received a certificate of the Secretary or Assistant Secretary of

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each Guarantor certifying (a) resolutions of its board of directors with respect to the authorization of such Guarantor to execute and deliver the Security Documents to which it is a party, and to enter into the transactions contemplated in those documents, (b) the officers of such Guarantor (i) who are authorized to sign such documents to which such Guarantor is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Note and the transactions contemplated hereby, (c) specimen signatures of such authorized officers, and (d) the articles or certificates of formation or incorporation, by-laws, operating agreement and other charter or operative documents of such Guarantor, certified as being true and complete.

3. **Existence; Compliance**. Lender shall have received certificates with respect to the existence and compliance of the Borrower and each Guarantor from the appropriate governmental authorities in each of their respective jurisdictions of formation.

4. **Legal Opinions**. Lender shall have received an opinion of Haynes and Boone, LLP, counsel to the Borrower in form and substance reasonably satisfactory to the Lender.

5. **Representations and Warranties.** The representations and warranties of the Borrower contained in this Note and the representations and warranties of each Guarantor contained in the Security Documents to which such Guarantor is a party shall be true and correct in all material respects as of the date of this Note.

6. **Reserved.**

7. **No Event of Default.** No default or Event of Default (as defined in clause G below) shall have occurred and be continuing.

D. **Representations and Warranties.** The Borrower represents and warrants to the Lender as follows:

1. **Borrower Authority.** The Borrower has the full and requisite power and authority to enter into and perform its obligations under this Note and the Security Documents. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of State of Texas, (b) has all requisite power and authority to own its properties and carry on its business as now being conducted and (c) is qualified to do business in all jurisdictions where the failure to so qualify might reasonably be expected to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, prospects or condition (financial or otherwise) of Borrower and Guarantors (taken as a whole), (b) the ability of Borrower to pay its obligations under this Note or (c) the validity or enforceability of this Note or any Security Document, or the rights or remedies of the Lender hereunder or

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thereunder.

2. **Guarantor Authority.** Each Guarantor has the full and requisite power and authority to enter into and perform its obligations under the Guarantee to which it is a party. Each Guarantor (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite power and authority to own its properties and carry on its business as now being conducted and (iii) is qualified to do business in all jurisdictions where the failure to so qualify might reasonably be expected to have a Material Adverse Effect.

3. **Status of Note.** This Note has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4. **Status of Guarantees.** Each Guarantee has been duly authorized, executed and delivered by the Guarantor party thereto and constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5. **Status of Guarantor Security Agreement.** Each Guarantor has duly authorized, executed and delivered the Guarantor Security Agreement and the Guarantor Security Agreement constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6. **No Violation or Breach.** The execution, delivery and performance by the Borrower of this Note and the Security Documents and by each Guarantor of the Security Documents to which it is a party will not violate or conflict with the certificate of incorporation and by-laws of the Borrower, the certificate of formation and operating documents of such Guarantor or any law, rule or regulation or any order, writ, injunction or decree of any court, governmental authority or arbitrator, and do not and will not violate, result in a breach of, or constitute a default under, or result in the imposition of any lien upon any of the revenues or assets of the Borrower or such Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit license or other instrument or agreement by which the Borrower or any Guarantor

or any of its respective properties is bound.

7. **Approvals.** No authorization, approval or consent of, and no filing or registration with, any court or governmental authority is or will be necessary for the execution, delivery or performance by the Borrower of this Note or the Security Documents, or by any Guarantor of the Security Documents to which it is a party, or for the validity or enforceability hereof or thereof.

8. **Taxes.** Each of the Borrower and the Guarantors has filed all national, state and local tax returns and other reports required to be filed by it and has paid or made adequate provision for payment of all such taxes, assessments and other governmental charges, except for such tax returns and taxes which if not filed or paid, as the case may be, would not in the aggregate have a Material Adverse Effect on the Borrower or the Guarantors.

9. **Litigation; Claims.** There is no claim, loss, contingency, litigation or proceeding, pending, or to the knowledge of the Borrower, threatened or imminent against or otherwise affecting the Borrower or any Guarantor that might reasonably be expected to result in a Material Adverse Effect.

10. **Use of Loan Proceeds**. The proceeds of the Loans shall be used to (a) purchase the surface and leasehold estate of Delhi Oil and Gas L.L.C. and McGowan Working Partners, Inc. associated with the "Delhi Unit" located in Franklin, Madison and Richland Parishes, Louisiana, (b) to make certain payments required to be made by Borrower under that certain Joint Participation Agreement dated as of June 30, 2006 between Orchard Petroleum, Inc. and Borrower and (c) for general working capital purposes. The Borrower and its subsidiaries are not engaged principally, or as one of its or their material activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve.

11. **Solvency**. After giving effect to the Loans contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate debt of the Borrower and the Guarantors on a consolidated basis, as such debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and does not believe that it will incur, debt beyond its ability to pay such debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and has no reason to believe that

it will have thereafter) unreasonably small capital for the conduct of its business.

12. **Financial Statements.** The Borrower has heretofore delivered to the Lender current financial statements, acceptable to the Lender. The financial statements are complete in all material respects and were prepared in accordance with the Borrower's historical accounting procedures, consistently applied, and present fairly in all material respects the financial position and results of operations of the Borrower as of the date of and for the period involved. The financial statements make full and adequate provision for all known obligations, liabilities and commitments (fixed and contingent) of the Borrower as of the date of the financial statements. Since the date of the financial statements, there has been no material adverse change in the business, properties, prospects, operation or condition (financial or otherwise) of the Borrower.

E. **Affirmative Covenants.** The Borrower covenants and agrees that, as long as any obligations of the Borrower under this Note remain outstanding, Borrower will perform and observe the covenants set forth below, unless the Lender shall otherwise consent in writing:

1. **Financial Information.** The Borrower will promptly furnish to the Lender such unaudited financial information and reports concerning the Borrower and its subsidiaries as the Lender may from time to time reasonably request.

2. **Inspection.** Upon reasonable prior written notice and at reasonable times, the Borrower will permit, and will cause each Guarantor to permit, representatives of the Lender to examine and make copies of the books and records of, and visit and inspect the properties and assets of Borrower and any Guarantor and to discuss the business, operations and financial condition of any such persons with their respective officers and employees.

3. **Insurance.** The Borrower will maintain, and will cause each Guarantor to maintain, with financially sound and reputable insurance companies workmen's compensation insurance, liability insurance and insurance on its property, assets and business, all at least in such amounts and against such risks as are usually insured against by companies engaged in similar businesses. Upon the written request of Lender, the Borrower will deliver to the Lender copies of, or certificates evidencing, all of its insurance policies.

4. **Additional Guarantors.** If the Borrower shall acquire or form any new subsidiary which is directly or indirectly wholly owned by the Borrower, then the Borrower shall promptly cause such subsidiary to execute and deliver (i) a Guarantee to jointly and severally guarantee this Note and (ii) a security agreement in form and substance reasonably satisfactory to the Lender.

5. **Taxes and Claims.** The Borrower will pay or discharge, and will cause each Guarantor to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on

it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a lien upon any of its property; provided, however, that neither the Borrower nor any Guarantor shall be required to pay or discharge any tax, levy, assessment or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established to the extent (if any) required by GAAP or taxes the non-payment of which would not, in the aggregate, have a Material Adverse Effect on the Borrower. As used in this Note, "GAAP" means generally accepted accounting principles in the United States of America consistently applied.

F. **Negative Covenants.** The Borrower covenants and agrees that, as long as any obligations of the Borrower under this Note remain outstanding, Borrower will perform and observe the covenants set forth below, unless the Lender shall otherwise consent in writing:

1. **Debt.** The Borrower and its subsidiaries shall not incur or permit to exist any debt for borrowed money other than (i) the indebtedness under that certain Promissory Note dated December 7, 2006 (the "Existing Note") in the principal amount of $22,000,000 by made by Borrower to the order of Lender or (ii) that indebtedness set forth in Schedule F1 hereto.

2. **Liens.** The Borrower shall not permit any mortgage, pledge, assignment, security interest in or lien or encumbrance upon any of the assets of the Borrower or any subsidiary of the Borrower (except in favor of the Lender), other than Permitted Liens. As used in this Note, "Permitted Liens" shall have the meaning set forth in the Security Agreement.

3. **Restricted Payments.** The Borrower will not declare or pay any dividends or distributions (excluding distributions solely of capital stock) or make any other payment (in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock (excluding any net or cashless exercise of stock opinions).

4. **Sale of Assets**. The Borrower will not, and will not permit any subsidiary or Guarantor to, sell, assign, lease, convey or otherwise transfer or dispose of any property except as permitted by the Security Agreement or the Guarantor Security Agreement

5. **Securities**. The Borrower will not issue or offer for sale any class of shares (including without limitation the common stock of the Borrower), options, warrants or other securities of the Borrower.

6. **Subsidiary Dividends**. The Borrower will not enter into, nor will it permit any of its subsidiaries to enter into, any agreement or other arrangement which restricts the ability of the Borrower's subsidiaries to directly or indirectly pay dividends and other distributions to the Borrower.

7. **Exclusivity Period**. The Borrower will not, so long as this Note remains unpaid, enter into, nor will it permit any of its subsidiaries or any Guarantor to enter into any negotiation, execute and deliver any letter of intent, term sheet, commitment letter, note, convertible note, or any other letter, instrument or agreement with regard to providing additional financing to the Borrower or any Guarantor.

G. **Events of Default.** The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

1. **Payments.** Failure of the Borrower to pay (i) the principal of this Note or (ii) interest on this Note when due.

2. **Failure to Perform.** Failure by the Borrower or any Guarantor to perform or observe any covenant, term or agreement set forth in this Note, any Security Document or the Existing Note.

3. **Voluntary Proceeding.** The Borrower or any Guarantor shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any company action to authorize any of the foregoing.

4. **Involuntary Proceeding.** An involuntary proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to its or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property.

5. **Compliance with Budget.** The Lender shall determine in its sole discretion that the proceeds of any disbursement hereunder are or have been used or distributed in violation of the budget attached as Exhibit B hereto.

6. **Material Adverse Effect.** The Lender shall determine in its sole discretion that a Material Adverse Effect shall have occurred.

H. **Remedies.**

1. **Acceleration.** If any Event of Default shall occur, then or at any time thereafter while such Event of Default shall continue, any Lender may declare all amounts outstanding under this Note to be immediately due and payable, **without notice of intent to accelerate, notice of acceleration,** notice of nonpayment, protest, presentment, dishonor, demand, or any other notices all of which are hereby expressly waived by the Borrower and each Guarantor; provided, however, that upon the occurrence of any Event of Default under subclauses G.3 or G.4 above, all amounts payable under this Note will become due and payable immediately without notice or any such declaration.

2. **Generally**. Upon and following an Event of Default, and so long as same shall be continuing, Lender, at its option, may exercise any and all rights and remedies it has under this Note or any Security Document and under applicable law, including, without limitation, the right to charge and collect interest hereunder at the Default Rate. Upon and following an Event of Default, and so long as same shall be continuing, Lender may proceed to protect and enforce its rights under this Note and the Security Documents and/or under applicable law by action at law, in equity, or other appropriate proceeding, including, without limitation, an action for specific performance to enforce or aid the enforcement of any provision contained herein or in any Security Document.

3. **Remedies Cumulative; No Waiver**. The remedies hereunder, under this Note and under the Security Documents are cumulative and concurrent, and are not exclusive of any other remedies available to Lender. No failure or delay on the part of Lender in the exercise of any right, power, remedy or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, remedy or privilege preclude any other or further exercise thereof, or the exercise of any other right, power, remedy or privilege.

I. Miscellaneous.

1. **Governing Law**. This Note shall be construed in accordance with and governed by the substantive laws of the State of Texas.

2. **Maximum Rate**. It is the intent of Lender and Borrower in the execution and performance of this Note to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Note shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate or amount of interest permitted to be charged under Applicable Law. For purposes of this Note "interest" shall include the aggregate of all charges which constitute interest under Applicable Law that are contracted for, charged, reserved, received or paid under this Note. Borrower shall never be required to pay unearned interest and shall never be required to pay interest at a rate or in an amount in excess of the Maximum Rate or amount of interest that may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all

other provisions of this Note, and of any other instrument pertaining to or securing this Note, which may be in actual or apparent conflict herewith. If this Note is prepaid, or if the maturity of this Note is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under this Note would exceed the Maximum Rate or amount of interest Lender or any other holder of this Note is allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event Lender or any holder of this Note shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under this Note to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount of this Note or the amount of interest which would otherwise be payable under this Note or both shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of Borrower upon such determination. Lender and Borrower further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Note which are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate or amount, shall be made to the extent not prohibited by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of this Note, all interest at any time contracted for, charged, taken, reserved or received from Borrower or otherwise by Lender or any other holder of this Note. As used in this section, "Applicable Law" shall mean the law in effect from time to time and applicable to the transactions between Lender and Borrower pursuant to this Note which lawfully permits the charging and collection of the highest permissible lawful non-usurious rate of interest on such transactions, including laws of the State of Texas, and to the extent controlling and providing for a higher lawful rate of interest, laws of the United States of America. It is intended that the Texas Finance Code shall be included in the laws of the State of Texas in determining Applicable Law; and for the purpose of applying the Texas Finance Code, the interest ceiling applicable to transactions under the Texas Finance Code shall be the applicable weekly ceiling from time to time in effect as described in and computed in accordance with Section 303 of the Texas Finance Code (V.T.C.A, Finance Code §303). "Maximum Rate" shall mean the maximum lawful non-usurious rate of interest, if any, which under Applicable Law Payee is permitted to charge Maker on the loan evidenced by this Note from time to time.

3. **Successors and Assigns**. This Note shall be binding upon the Borrower, its respective successors and permitted assigns; provided, however, that the Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lender, and any such assignment or attempted assignment by the Borrower without such consent shall be null and

void and of no effect with respect to the Lender.

4. **Severability**. The illegality or unenforceability of any provision of this Note or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Note or any instrument or agreement required hereunder.

5. **Headings**. Headings, subheadings and captions have been included herein for convenience only and shall not be considered in interpreting the meaning or intent of this Note.

6. **Expenses of the Lender.** The Borrower agrees to pay all reasonable out-of-pocket expenses of the Lender associated with the preparation, execution and delivery, waiver, modification and enforcement of this Note or any Security Document (including the reasonable fees and disbursements of the Lender's legal counsel). The Borrower will pay such expenses promptly upon receipt of an invoice therefor setting forth such expense in reasonable detail.

7. **Reserved.**

8. **Actions Involving this Note**. If this Note is referred to any attorney for collection, the Borrower agrees to pay all reasonable costs of collection, including court costs and reasonable attorneys' fees and costs. **EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF THE LOANS EVIDENCED BY THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREUNDER.**

IN WITNESS WHEREOF, the Borrower has each caused this Note to be duly executed and delivered to Lender, as of the date first above written.

MAXIM TEP, INC.

By: [signature]
Name: Dominick F. Maggio
Title: Vice President/CIO

Address: 9400 Grogan's Mill Road, Ste. 205
The Woodland's, Texas 77380 USA
Attention: Dominick F. Maggio

Phone No.: 281.466.1530
Telecopier No.: 281.466.1531

SCHEDULE F1

SCHEDULE OF DEBT

Debt

GEF	20,000,000.00
Gas Gun Purchase	1,200,000.00
Notes to Shareholders	1,400,000.00
Richard Williamson (rig)	500,000.00
[Auditor Note Adjustments]	584,189.00
Black Rock Energy (ORRI)	6,678,093.00
Total Debt @11.30.06	30,362,282.00
GEF Round 2	2,000,000
Total Debt @ 12/22/06	32,362,282.00

EXHIBIT A

[BORROWER'S LETTERHEAD]

DISBURSEMENT REQUEST NO. ________

TO: MAXIM TEP, PLC ("Lender")

BORROWER MAXIM TEP, Inc.

DATE _____

In accordance with the Promissory Note in the aggregate principal amount of $___________ dated December __, 2006 (the "Note") between Borrower and Lender, Borrower requests that [$____________________ be disbursed under the Note.] The proceeds will be used to pay ________________ and should be credited to the account of ____ Account No. _________________, at ____.

The amount available for advancement remaining under the Note is as follows:

1. Maximum aggregate principal amount of Note $_____________
2. Less aggregate amount of any previous disbursement(s) $_____________
3. Less amount disbursed pursuant to this request $_____________

In connection with and in order to induce Lender to disburse the amount requested above, Borrower hereby represents, warrants and stipulated as follows:

1. The information sated above and the representations and warranties in the Note are true and correct as of the date of this Disbursement Request and will be true and correct on the date of the advance requested hereby.

2. There exists no Event of Default under the Note or any of the Security Documents.

AUTHORIZED SIGNER:

________________________________ Dated:____________________________

NM